Exhibit 99.4

Deep Well Oil & Gas, Inc.

Compensation Committee Charter

Adopted: December 17, 2014

COMPENSATION COMMITEE CHARTER

1.           Purpose

The Compensation Committee of the Board of Directors (the “Committee”) of Deep Well Oil and Gas, Inc. (the “Company”), on behalf of the Board of Directors (the “Board”), discharges the Board’s responsibilities relating to compensation of the Company’s directors and executives. The Committee shall have the authority to determine, review and approve, or recommend to the Board, the compensation of the Company’s executive officers, directors, committee members and other key employees, as the Board may designate to the Committee for determination as well as oversee the adoption of policies that govern the Company’s compensation programs. The Committee shall also establish all components of compensation for Directors and committee members of the Company, if any. The Committee shall have the authority and membership and shall operate according to the procedures provided in this Charter.

The term “compensation” shall include salary, long-term incentives, bonuses, equity incentives, severance arrangements, retirement benefits and other related benefits and benefit plans.

2.           Composition

The Committee shall consist of three or more members of the Board and shall satisfy the laws governing the independence requirements of applicable securities law, stock exchange and any other regulatory requirements and any exemptions thereto.

The members of the Committee shall be appointed annually by the Board and may be replaced or removed by the Board at any time with or without cause. Resignation or removal of a Director from the Board, for whatever reason, shall automatically constitute resignation or removal, as applicable, from this committee. Vacancies occurring, for whatever reason, may be filled by the Board. The Board shall designate one member of the Committee to serve as Chairman of the Committee.

3.            Meetings

The Committee shall hold such regular or special meetings in person or by telephone conference as its members shall deem necessary or appropriate, but not less frequently than once each year. A majority of the members of the Committee shall constitute a quorum for purposes of holding a meeting and the Committee may act by a vote of a majority of members present at such meeting. In lieu of a meeting, the Committee may act by unanimous written consent. Minutes of each meeting of the Committee shall be prepared and distributed to each Director of the Company and the Secretary of the Company after each meeting. The Chairman of the Committee shall report to the Board from time to time, or whenever so requested by the Board.

Adopted: December 17, 2014	DWOG Compensation Committee Charter

4.            Compensation Committee Activities

The Committee’s purpose and responsibilities shall be to:

4.1	ANNUAL REPORT on EXECUTIVE COMPENSATION: If and when applicable, produce or assist management of the Company with the preparation of any disclosure and reports that may from time to time be required by the rules of the stock exchange where the Company is listed, the U.S. Securities and Exchange Commission (the “SEC”), or another regulator the Company reports to, to be included in the Company’s proxy statement on Schedule 14A for the annual meeting of shareholders or Annual Report on Form 10-K or other filings.

4.2	ANNUAL PERFORMANCE EVALUATION of the COMPENSATION COMMITTEE and CHARTER: Evaluate the performance of the Committee, including a review of the Committee’s compliance with this Charter, and review and reassess this Charter and submit any recommended changes to the Board of its consideration.

4.3	RECOMMENDATIONS REGARDING INCENTIVE-COMPENSATION PLANS and EQUITY-BASED PLANS: Review and make such recommendations to the Board as the Committee deems advisable with regard to all incentive-based compensation plans and equity-based plans.

4.4	MATTERS RELATED to COMPENSATION of the COMPANY’s CHIEF EXECUTIVE OFFICER:

4.4.1	The Committee shall review and approve the corporate goals and objectives that may be relevant to the compensation of the Company’s Chief Executive Officer (“CEO”).

4.4.2	The Committee shall evaluate the CEO’s performance in light of the goals and objectives that were set for the CEO and determine and approve or recommend to the Board for approval, the CEO’s compensation level (including salary, bonus, incentive compensation and equity-based awards) based on such evaluation. In connection with determining the long-term incentive component of the CEO’s compensation, the Committee shall consider the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s management in past years, and such other factors as the Committee may determine necessary or desirable. The CEO may not be present during voting or deliberations related to his or her compensation. In evaluating and determining the CEO’s compensation, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation ("Say on Pay Vote") required by Section 14A of the Exchange Act.

Adopted: December 17, 2014	DWOG Compensation Committee Charter

4.5	MATTERS RELATED to COMPENSATION of the OFFICERS OTHER THAN the CHIEF EXECUTIVE OFFICER: The Committee shall periodically review and shall have the authority to determine and approve or review and recommend to the Board for approval the compensation (including salary, bonus, incentive compensation and equity-based awards) of all officers of the Company other than the CEO; for the purposes hereof the term “officer” means any President, Treasurer, Chief Operating Officer, Senior Vice President, Vice President, Chief Financial Officer or Corporate Secretary of the Company. In evaluating and determining any officer’s compensation, the Committee shall consider the results of the most recent shareholder advisory vote on executive compensation ("Say on Pay Vote") required by Section 14A of the Exchange Act.

4.6	SAY on PAY and FREQUENCY ADVISORY VOTE: Oversee all matters relating to shareholder approval on a non-binding basis of executive compensation (“say-on- pay” votes), including the frequency of such votes and the appropriate Committee response to a say- on-pay vote.

5.          Additional Compensation Committee Authority

The Committee is authorized, on behalf of the Board, to do any of the following, as the Committee deems necessary or appropriate in its discretion:

5.1	MATTERS RELATED to COMPENSATION of the COMPANY’s DIRECTORS: to the extent that the Company compensates its Directors, the Committee shall annually review and make recommendations to the Board with respect to the compensation of Directors, including with respect to any incentive-compensation plans and equity-based plans.

5.2	MATTERS RELATED to COMPENSATION of the COMPANY’S VARIOUS COMMITTEE MEMBERS: to the extent that the Company compensates its various committee members, the Committee shall annually review and make recommendations to the Board with respect to the compensation of its various committee members, including with respect to any incentive-compensation plans and equity-based plans.

Adopted: December 17, 2014	DWOG Compensation Committee Charter

6.          Outside Advisors

The Committee has the authority, in its sole discretion, to retain or obtain the advice of an outside compensation consultant, independent legal counsel or other outside advisor on compensation matters to be used by the Committee to assist in the evaluation of Director, CEO or the Company’s officers compensation only after assessing the independence of such person(s) in accordance with the stock exchange listing rules and Item 407(e)(3)(iv) of Regulation S-K regarding conflict of interest. The Committee shall also have sole authority to approve the consultant’s fees and other retention terms.

7.            General Items

The Committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the Committee deems it appropriate to do so in order to carry out its responsibilities.

7.1	In carrying out its responsibilities, the Committee shall be entitled to rely upon advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom the Committee may consult. The Committee shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company attend a meeting of the Committee or meet with any members of or advisors to the Committee. The Committee shall also have the authority to engage legal, compensation or other advisors to provide it with advice and information in connection with carrying out its responsibilities and shall have sole authority to approve any such advisor’s fees and other retention terms.

7.2	The Committee may perform such other functions as may be requested by the Board from time to time

Adopted: December 17, 2014	DWOG Compensation Committee Charter